Exhibit 99.1

             Donnkenny Inc. Announces Completion of Purchase
               of Assets from Robyn Meredith Sportswear

    NEW YORK--(BUSINESS WIRE)--Oct. 3, 2003--Donnkenny, Inc. (OTC BB:DNKY) today announced the completion of the acquisition of assets of Robyn Meredith's Sportswear business. Robyn Meredith, Inc. manufactures women's private label and branded apparel for companies which are located in the continental United States, Canada and Puerto Rico.
    Daniel H. Levy, Chairman and CEO, stated "we are very excited about this expansion of our company's business. With this acquisition, we are adding a significant amount of volume to Donnkenny.
    We are also pleased that Alan Wallace, Mathew Wallace and Harris Snyder will be joining us. Combined they have 86 years of experience in the apparel industry and will add appreciably to our knowledge and expertise.
    Levy continued "this acquisition fits perfectly with Donnkenny's long-term strategy of being a private label and branded business, and expanding our avenues of distribution."
    The seller was represented by Marketing Management Group in this transaction.
    Donnkenny designs, manufactures, imports and markets a broad line of moderate and better priced women's and junior's sportswear and ladies coats. The Company's major labels include Pierre Cardin(R), Harve Benard(R), Donnkenny(R), Casey & Max(R), Victoria Jones(R) and Z.Cavaricci, as well as ladies coats under the Bill Blass(R), Bill Blass Signature(R), Blassport(R), and Nicole Miller(R) labels.

    Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include a softening of retailer or consumer acceptance of the Company's products or pricing pressures and other competitive factors. These and other risks are more fully described in the Company's 10-K and 10-Q filings with the Securities and Exchange Commission.


    CONTACT: Donnkenny, Inc.
             Carole Greenidge, 212-790-3940
             carolegreenidge@donnkenny.com